UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 1, 2023

CARVER BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13007	13-3904174
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 West 125th Street, New York, New York	10027-4512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 360-8820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CARV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, Carver Bancorp, Inc. (the “Company”) and Carver Federal Savings Bank (the “Bank”) appointed Craig C. MacKay (the “Executive”) as the Company’s and Bank’s Interim President and Chief Executive Officer, effective October 1, 2023.
In connection with the Executive’s appointment as the Interim President and Chief Executive Officer of the Company and Bank, the Bank entered into an employment agreement (the “Employment Agreement”) with the Executive effective October 1, 2023 and the key terms of the Employment Agreement are as follows:

•
Term. The term of the Employment Agreement commenced on October 1, 2023 (the “Term”) and the Term will end upon the earlier of: (i) the date the Board of Directors appoints a permanent President and Chief Executive Officer of the Company and Bank, (ii) the Executive provides written notice to the Bank that the Term will expire at the end of the month in which the notice of expiration is delivered to the Bank, or (iii) April 1, 2024 provided that the Bank delivers a notice of expiration to the Executive no later than March 1, 2024.  Commencing on April 1, 2024, if notice of expiration has not been delivered by either party, the Term shall automatically renew each month for an additional month until either party provides written notice to the other party that the Term will expire at the end of the month in which the notice of expiration is delivered.

•	Cash Compensation. The Executive’s annual base salary will be $450,000, and the Executive may receive a bonus in the discretion of the Board of Directors or the Compensation Committee.

•
Equity Grant. No later than five days after the last day of the Term (the “Grant Date”), the Executive will receive a grant of Company stock equal to the product of (i) 42,553 and (ii) a fraction, the numerator of which is the total number of months (including partial months) in the Term and the denominator of which is 12.  The award will be one-hundred percent (100%) vested as of the Grant Date.

•
Benefits. The Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to senior management of the Bank, on terms and conditions no less favorable than the plans, arrangements and perquisites available to other members of senior management of the Bank.

•
Termination without Cause or for Good Reason following a Change in Control.  In the event of a change in control of the Bank or the Company, followed by the Executive’s termination of employment without “cause” or with “good reason,” the Executive would be entitled to a severance payment in the form of a cash lump sum equal to three times the sum of: (i) the Executive’s base salary at the date of termination (or the Executive’s base salary in effect during any of the  prior three years, if higher); and (ii) the average annual total incentive bonus earned by the Executive for three most recently completed calendar years prior to the change control, or if greater, the annual total incentive bonus that would have been earned in the year of the change of control at target bonus opportunity.  In addition, the Executive would be entitled to a cash lump sum payment equal to the value of health care costs for thirty-six  months.  The definitions of “cause” and “good reason” are set forth in the Employment Agreement.  In the event that payments to the Executive become subject to Sections 280G and 4999 of the Code, such payments would be reduced if such reduction would leave the Executive officer better off on an after-tax basis.

•
Restrictive Covenants. The Employment Agreement also provides non-competition and non-solicitation restrictions during the term of employment and for generally one year thereafter, and confidentiality during the term of employment and surviving the end of the term of employment.

The foregoing description of the Employment Agreement does not purport to be complete and it is qualified in its entirety by reference to the form of the Employment Agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit Description
10.1	Employment Agreement with Craig C. MacKay

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARVER BANCORP, INC.
DATE: October 2, 2023	By:	/s/ Isaac Torres
Isaac Torres
SVP, General Counsel and Corporate Secretary